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                                                                    EXHIBIT 99.2


                               McDATA CORPORATION

                             CONSENT OF STOCKHOLDER

            The undersigned stockholder of McDATA Corporation, a Delaware corporation ("McDATA"), hereby authorizes and approves, by consent in writing pursuant to Section 228 of the General Corporation Law of the State of Delaware (the "DGCL"):

            I. with respect to all of the shares of Class A Common Stock, par value $0.001 per share, of McDATA ("McDATA Class A Common Stock"), Class B Common Stock, par value $0.001 per share, of McDATA ("McDATA Class B Common Stock"), Series A Convertible Preferred Stock, par value $0.001 per share, of McDATA ("McDATA Series A Preferred Stock") and Series B Convertible Preferred Stock, par value $0.001 per share, of McDATA ("McDATA Series B Preferred Stock"), of which the undersigned was the record holder at the close of business on October 20, 1995 (the "Record Date"):

                  A. the Agreement and Plan of Merger dated as of October 25, 1995, (the "Merger Agreement") among McDATA, EMC Corporation, a Massachusetts corporation ("EMC"), and EMC Merger Corporation 1995, a Delaware corporation and a wholly-owned subsidiary of EMC ("Sub");

                  B. the merger of Sub with and into McDATA pursuant to the Merger Agreement (the "Merger"), resulting in McDATA becoming a wholly owned subsidiary of EMC; and

                  C. the waiver of any notices, requirements and waiting periods called for in McDATA's Amended and Restated Certificate of Incorporation or in the DGCL, including any requirement that McDATA may not consummate the Merger before the expiration of any time period provided therein; and

            II. with respect to all of the shares of McDATA Series A Preferred Stock and McDATA Series B Preferred Stock, of which the undersigned was the record holder at the close of business on the Record Date, the conversion of all outstanding shares of McDATA Series A Preferred and McDATA Series B Preferred into shares of McDATA Class A Common Stock;

  all as more fully described in the Consent Solicitation/Prospectus dated ___________, 1995 (the "Consent Solicitation").

            The undersigned's approval of the foregoing matters shall constitute approval of all of the matters contemplated by the Merger Agreement as described in the Consent Solicitation, including but not limited to the following:

            (i) the assumption by the undersigned of the undersigned's obligations pursuant to Article VIII of the Merger Agreement relating to the indemnification by the McDATA stockholders of EMC and its affiliates and their respective officers, directors, employees and agents (the "Indemnification Obligations");
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            (ii)  the appointment of John F. McDonnell to act as the
  undersigned's representative ("McDATA Representative") pursuant to the Merger Agreement and the Exchange and Escrow Agreement (as defined in the Merger Agreement);

            (iii) that the McDATA Representative and his successors will not be liable to the undersigned for any action taken or omitted to be taken by him in good faith and believed by him to be authorized by the Merger Agreement or the Exchange and Escrow Agreement or within the rights or powers conferred upon him thereunder, nor for any action taken or omitted to be taken by him in good faith and in accordance with advice of counsel, nor for any mistakes of fact or error of judgment or for any acts or omissions of any kind unless caused by his own willful misconduct, gross negligence or bad faith.

            By execution hereof, the undersigned acknowledges receipt of the Consent Solicitation (which includes a copy of the Merger Agreement) and acknowledges and agrees that as a result of signing this Consent, the undersigned hereby waives and loses any right to dissent from the proposed Merger and obtain payment for the undersigned's shares of McDATA capital stock pursuant to Section 262 of the DGCL.

            Effective upon the consummation of the Merger and as a result of the execution of this Consent, the undersigned hereby waives any rights or claims (known or unknown) the undersigned may have as a stockholder of McDATA against McDATA or any of its officers, directors, shareholders, affiliates, successors, or assigns, including any rights to accrued and unpaid dividends on McDATA Class A Common Stock or McDATA Class B Common Stock, except for such rights or claims as are expressly set forth in the Merger Agreement.

            This Consent is one of several consents, identical in form to this Consent, that are being signed by the holders of record on the Record Date of issued and outstanding shares of capital stock of McDATA, all of which Consents taken together are intended to constitute action by the stockholders of McDATA by consent in writing without a meeting pursuant to Section 228 of the DGCL.


                                 Signature of Stockholder:

                                 Print Name of Stockholder:

                                 Signature if held jointly:

                                 Print name of joint holder:

                                 Dated  __________, 1995

  Shares beneficially owned:

  ____________________ shares of Class A Common Stock

  ____________________ shares of Class B Common Stock

  ____________________ shares of Series A Preferred Stock

  ____________________ shares of Series B Preferred Stock

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  Please sign exactly as name appears on your certificate(s).  When shares are held by joint tenants, both should sign. When signing as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

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